AIRCRAFT LEASE AND MANAGEMENT AGREEMENT
(N745MB)

THIS AIRCRAFT LEASE AND MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of December 21, 2018 (the "Effective Date"), by and between Cobra Aviation Services LLC, a Delaware limited liability company ("Owner"), and Brim Equipment Leasing, Inc., an Oregon corporation ("Manager"). Owner and Manager are sometimes collectively referred to herein as the "Parties" and, individually, as a "Party".

RECITALS

A.    Owner is the registered owner at the U.S. Federal Aviation Administration ("FAA") of Aircraft set forth on Exhibit A (together with the engines, accessories and equipment installed thereon from time to time, the "Aircraft").

B.    Owner desires to lease the Aircraft and related ground support equipment described on Exhibit B (“Ground Support Equipment”), to Manager hereunder.

C.    Owner desires Manager to operate the Aircraft pursuant to Title 14 of the Code of Federal Regulations ("FAR"), Parts 133, 135, 137 and any other applicable laws or regulations.

D.    Manager has personnel experienced in the business of managing, operating, maintaining and scheduling aircraft and Ground Support Equipment and desires to perform the services and operate the Aircraft pursuant to FAR Parts 133, 135 and 137 as described herein and any other applicable laws or regulations.

In consideration of the recitals and the promises and covenants contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE I
TERM; ACCOUNTING

1.1    Lease of Aircraft and Ground Support Equipment; Term. Owner hereby leases the Aircraft and Ground Support Equipment to Manager and Manager hereby leases the Aircraft and Ground Support Equipment from Owner, subject to the terms and conditions of this Agreement. The term of this Agreement shall begin on the date hereof and shall continue in effect for one (1) year (the "Term"). Owner and Manager shall have the right to terminate this Agreement upon thirty (30) days’ written notice to the other party for any or no reason. This agreement may also be terminated for cause, including a default hereunder and shall terminate immediately upon the Manger’s suspension, revocation or surrender of any of its Part 133, 135, of 137 Certificate.

1.2    Accounting. Within 20 days after the end of each month during the Term, Manager shall deliver to Owner: (a) a reasonably detailed accounting statement (each, a "Monthly Statement") setting forth the amounts payable to Owner during the previous month pursuant to the terms of this Agreement, including, without limitation, (i) the amounts payable to Owner in

Owner Initials: ___        Manager Initials: _____

accordance with Section 4.5 and (ii) the amounts payable to Manager in accordance with Section 4.1; and (b) the amount, if any, payable by either Party, to the other Party, as set forth on such Monthly Statement. Within 10 days after Owner’s receipt of any Monthly Statement showing an amount payable by a Party, to the other Party, the paying Party shall remit such payment to the other Party.

1.3    Redelivery of Books, Records and Aircraft. Promptly after the termination of this Agreement and subject to the terms and conditions of this Agreement, Manager shall redeliver to Owner the Aircraft, related equipment, and Ground Support Equipment and parts which have been installed on the Aircraft or Ground Support Equipment any Aircraft-specific books and records in Manager's possession. The Manager will re-deliver the Aircraft and Ground Support Equipment to Owner, on the day that this Agreement is terminated at the Base of Operations, defined in Section 2.2, below, or any other location within the continental United States as Owner may elect, at Owner’s expense.

ARTICLE II
MANAGEMENT SERVICES

2.1    Generally. Manager hereby agrees to manage and operate the Aircraft and furnish certain aircraft management, maintenance and other aviation services to Owner as further described in this Article II (collectively, the "Management Services") during the Term. The Management Services shall be provided in accordance with: (a) applicable FARs; (b) Manager's established policies and procedures with respect to its own aircraft, as such procedures may be modified from time to time, including without limitation the Brim Equipment Leasing, LLC, Part 133, 135, and/or 137 Approved General Operations Manual (as amended, modified or supplemented from time to time, the "Manual"); (c) applicable manufacturers’ recommended maintenance programs, and (d) the requirements contained in Manager’s Part 133, 135, and/or 137 Operations Specifications (as defined in Section 4.1 below).

2.2    Base of Operations. Manager shall be solely responsible for obtaining and maintaining appropriate hangar, office, and shop space at Ashland / Parker Airport (S03) or such other mutually agreeable location as reasonably determined by the Owner and Manager from time to time during the Term ("Base of Operations"). Owner shall not be responsible for the payment of any costs or expenses associated with maintaining, staffing, or operating the Base of Operations.

2.3    Maintenance and Inspections.

(a)    Manager shall be responsible for conducting or monitoring and overseeing the maintenance, preventative maintenance and required or otherwise necessary or advisable inspections of the Aircraft in accordance with the FAA-approved Brim Equipment Leasing Maintenance Program (the "Manager Maintenance Program") and applicable FARs, including, without limitation, FAR Parts 133, 135, and 137, and in accordance with the manufacturer’s minimum maintenance requirements. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said

Owner Initials: ___        Manager Initials: _____

maintenance or inspection can be deferred per FAA authorizations in accordance with approved FAA approved Approved Aircraft Inspection Program.

(b)    Manager will perform maintenance of the Aircraft, keep the interior and the exterior of the Aircraft clean, repair discrepancies and perform scheduled inspections. All personnel of Manager involved with the performance of maintenance, preventative maintenance or alterations to the Aircraft shall be by appropriately licensed and approved Brim personnel in accordance with Brim FAA approved maintenance program.

(c)    Notwithstanding the foregoing, Manager may, in its sole and absolute discretion, subcontract with third party maintenance providers to perform any maintenance on the Aircraft; provided, however, any such third party maintenance provider shall be an FAA approved facility meeting the requirements of the Manager Maintenance Program. As between the Owner and Manger the expenses and costs of such third party maintenance provider shall be for the account of the Manager. Owner appoints Manager as its agent for the limited purpose of executing, for and on behalf of Owner, any maintenance program and maintenance inspection agreements or any other agreement as shall be necessary in order for Manager to fulfill its obligations under this Agreement, the Part 133, 135 and 137 Operations Specifications, the Manager Maintenance Program, the Part 133, 135, and 137 Certificate (as defined in Section 4.1 below) and applicable FARs. In any event where Manager would be exercising its limited authority as the agent for the Owner as described in this Section 2.3(c),

2.4    Logbooks and Records. Manager shall maintain all logbooks and records pertaining to the Aircraft in accordance with applicable FARs. Such logbooks and records shall be kept by Manager in a fireproof file cabinet and made available for examination and copying by Owner or Owner’s duly authorized agents, at Owner’s reasonable advance request, at the location of such books and records at Manager's Flight Operations office in Ashland, Oregon (the "Flight Operations Office"). Upon the termination of this Agreement, Manager shall deliver such logbooks and records to Owner.

Manager shall also maintain a computerized flight and maintenance record tracking system with off-site backup capability, all of which will be available for inspection and copying by Owner or Owner’s duly authorized agents, upon reasonable request by Owner. Upon termination of this Agreement, Manager shall deliver a copy of such stored data to Owner.

2.5    Scheduling and Setup Service. In addition to those duties assumed by Manager elsewhere herein, Manager shall also provide the following services with respect to the use of the Aircraft:

(a)    [reserved];

(b)    dispatch and flight following;

(c)    create itineraries;

Owner Initials: ___        Manager Initials: _____

(d)    arrange for all fuel setup for the Aircraft at all airports at which the aircraft operates, utilizing fuel discounts available to Manager;

(e)    [reserved]; and

(f)    utilize and maintain the Flight Operations Office, in part: (i) in order to assist the flight crew in the performance of their duties; (ii) in order to achieve scheduling of flights and flight personnel, flight following and communication; (iii) in order to perform routine scheduled and unscheduled maintenance to the Aircraft; and (iv) in the planning and support of flight operations.

2.6    [Reserved]

2.7    Costs and Expenses.

(a)    Operating Cost and Expenses. Manager shall be solely responsible for any and all costs and expenses that are related to or arise in connection with the possession, operation, management, maintenance, or insuring of the Aircraft during the Term, including without limitation:

(i)	the salaries, expenses (including travel expenses), per diems of flight crews operating remotely, and hourly flight pay for each required member;

(ii)	the training and testing of personnel pursuant to this Agreement;

(iii)	fuel expenses;

(iv)	the costs of maintaining the Manager’s Polices of insurance maintained in accordance with this Agreement;

(v)
maintenance and repair costs and expenses, including without limitation providing all parts. Manager shall use reasonable efforts under the circumstances to notify Owner in advance of any maintenance anticipated to cost in excess of Ten Thousand ($10,000) Dollars. Such notice may be given verbally, followed up by an e-mail or fax, notwithstanding the provisions of Section 11.2 below;

(vi)	payments required to maintain any Services Program (as defined in 2.11(g));

(vii)	the costs and expenses associated with obtaining and maintaining FAA Approval (as defined in Section 2.1); and

Owner Initials: ___        Manager Initials: _____

(viii)
the Hourly Aircraft Pro-Rata share of the Manager’s Selling, General & Administrative Expenses (“SG&A”). For the avoidance of doubt the “Aircraft Pro-Rata share” of the Manager’s SG&A shall be calculated by dividing Manager’s total SG&A by the total number of number of aircraft in the Manager’s fleet. The “Hourly Aircraft Pro-Rata share” shall be calculated by dividing the Aircraft Pro-Rata share by the total number of hours flown by the Aircraft.

(collectively the “Costs”)

2.8    Fines and Penalties.    Any fines, penalties, or similar charges of any kind that are assessed by a government, governmental agency, governmental subdivision or unit, airport or airport authority or aviation authority, including without limitation the FAA, with regard to or related to or arising from the management and/or operation of the Aircraft shall be for the account of and paid for by the Manager unless such violation is the direct result of actions by the Owner.

2.9    Taxes. Owner shall pay to Manager and Manager shall collect from Owner and remit to the appropriate taxing authorities all taxes (including without limitation federal excise taxes applicable to Owner Charter), fees, assessments, sales tax, personal property tax, license and registration fees, together with all fines and penalties assessed by any taxing or governmental authority (collectively, "Taxes"), which relate in any way to the ownership, use or operation of the Aircraft, except for any federal or state taxes based on Manager's net income or capital gains or any franchise taxes imposed on Manager and except for federal excise taxes attributable to third party charters other than Owner Charter. Owner shall indemnify, defend and hold Manager harmless from and against Owner’s failure to pay the Taxes to Manager in order to allow Manager to remit the same in a timely manner.

Owner and Manager will assist and cooperate with each other to obtain all refunds on fuel taxes paid on fuel for all Commercial Operations, such refunds to be remitted to Manager upon receipt. Owner and Manager acknowledge that fuel receipts forming the foundation for the fuel tax refunds may not be received from vendors in time for monthly reconciliations; as a result, such refunds may be reflected in subsequent monthly reconciliations.

2.10    [RESERVED].

2.11    Other Management Services. Manager shall also undertake the following management services, at no additional charge to Owner:

(a)    Employment or other engagement, training, and monitoring of any flight crew assigned to the Aircraft in accordance with Section 4.4 below and such other personnel provided

Owner Initials: ___        Manager Initials: _____

by Manager in accordance with this Agreement as may be required to provide the Management Services;

(b)    Coordinate and obtain insurance as provided in Article V below;

(c)    Liaise with the FAA and other pertinent governmental entities and comply with applicable statutes, rules and regulations enforced by such entities in connection with the management and operation of the Aircraft pursuant to this Agreement;

(d)    Liaise with the Transportation Security Administration, Department of Homeland Security, and other related governmental entities and comply with applicable statutes, rules and regulations enforced by such entities in connection with the management and operation of the Aircraft pursuant to this Agreement;

(e)    Comply with all applicable customs requirements and regulations with regard to leaving and entering the United States and any foreign country;

(f)    Provide recordkeeping, reporting, budgeting and other bookkeeping, accounting and administrative functions as set forth herein or as reasonably requested by Owner, including payment of all Aircraft-related invoices and expenses; and

(g)    Administer any manufacturer or other maintenance or service programs currently in existence or entered into during the term of this Agreement (collectively, the “Service Programs”); and take the actions necessary to keep the Service Programs current and in full force and effect.

ARTICLE III
[RESERVED]

ARTICLE IV
COMMERCIAL OPERATIONS

4.1    FAA Approval of the Aircraft. Owner shall: (a) cooperate as reasonably requested by Manager in connection with securing and maintaining the approval required by the FAA (the "FAA Approval") in order to (i) continue to include the Aircraft on the Operations Specifications issued to Manager by the FAA pursuant to FAR Parts 133, 135 and 137 (the "Operations Specifications") and (ii) operate the Aircraft pursuant to FAR Parts 133, 135 and Part 137 pursuant to the Operating Certificates issued to Manager by the FAA ("Operating Certificate") and (b) be responsible and pay for any and all expenses incurred by Manager in connection with maintaining the FAA Approval, including, without limitation, periodically positioning the Aircraft to the FAA requested inspection location, as requested by Manager for an FAA inspection. Any operation of the Aircraft conducted for commercial purposes under FAR Parts 133, 135, 137 during the Term (each, a "Commercial Operation" and, collectively, the "Commercial Operations") and any related flight (such as a ferry flight or repositioning flight) shall be subject to the provisions of this

Owner Initials: ___        Manager Initials: _____

Article IV, as applicable. Notwithstanding anything herein to the contrary, Owner shall not be obligated to pay for any costs, fees or expenses associated with the amendment, supplement or modifications of the Manual or any other manuals used by Manager or the preparation of any new or replacement Manual or any other manuals used by Manager. Any Costs associated with obtaining or maintaining the FAA Approval shall be billed to Owner, in an amount equal to the Costs of such operations plus a markup of ten percent.

4.2    Commercial Operations. The Parties acknowledge and agree that they intend for the Aircraft to be utilized by Manager for Commercial Operations at all times with the express understanding that Manager may, in its sole discretion, operate the Aircraft on appropriate ferry, maintenance, training (as limited in Section 2.6) or positioning flights under Part 91 of the FARs. Whether operating under Parts 133, 135, 137 or under Part 91, Manager will be in Operational Control of the flights.

4.3    Operational Control During Commercial Operations.

(a)    The Parties hereby acknowledge and agree that Manager shall have exclusive use of the Aircraft and maintain operational control of the Aircraft at all times.. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, at all times during any Commercial Operation, the Parties hereby agree that Manager shall: (i) have possession, control and command of the Aircraft; (ii) have the sole and absolute exercise of authority over initiating, conducting or terminating any flight of the Aircraft; (iii) supervise and control the maintenance of the Aircraft; (iv) determine whether each Commercial Operation can be safely operated; (v) release all Commercial Operations; (vi) select, supervise and control the flight crew of the Aircraft, including, without limitation, determining whether any pilot of the Aircraft: (1) is a Qualified Pilot (as defined in Section 4.4 below); or (2) has met rest period requirements or exceeded flight time limits. In exercising Operational Control of the Aircraft, Manager shall comply with the FARs, insurance requirements, pertinent regulations of the United States and the applicable regulations or laws of any other country or aviation authority having jurisdiction over the Aircraft or any operation of the Aircraft hereunder.

(b)    Owner acknowledges and agrees that the pilot-in-command during any Commercial Operation, in his or her sole discretion, may terminate any flight, refuse to commence any flight or take any other such action which, in the judgment of such pilot, is necessitated by safety considerations. No such action by the pilot-in-command shall create or support any liability for loss, injury, damage or delay to Owner or any other person. Owner further agrees that Manager shall not be liable for delay or failure to furnish or return the Aircraft or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other causes beyond Manager's control or is necessary to adhere to the requirements of the Manual.

4.4    Selection of Pilots. The Parties agree that Manager shall have the sole and absolute discretion to select the pilots to be utilized in connection with any Commercial Operation; provided,

Owner Initials: ___        Manager Initials: _____

however, Manager shall only use Qualified Pilots (as defined in this Section 4.4(a) below) in connection with all flights..

(a)    For purposes of this Agreement, the term "Qualified Pilot" shall mean a pilot who, at the minimum:

(i)    with respect to a pilot-in-command, holds a valid FAA commercial pilot certificate with appropriate category and class ratings, and if required for the operation being conducted an instrument - helicopter rating, no less than 2000 flight hours in helicopters, and 500 hours in turbine helicopters;

(ii)    holds a current first or second class medical certificate in accordance with applicable FARs;

(iii)    is current and qualified with respect to FAR Part 61 to conduct operations under FAR Part 133, 135, and 137, as applicable.;

(iv)    is familiar with and qualified pursuant to the Manual, including without limitation (A) has been screened through the pre-employment and background checks, (B) has satisfactorily completed the requisite proficiency checks and, with respect to a pilot-in-command, has satisfactorily completed the requisite line checks, (C) is enrolled in the drug and alcohol testing program, and (D) is in compliance with the initial and recurring Transportation Security Administration training requirements;

(v)    is approved as pilot with respect to the Aircraft insurance coverage and under the Manual; and

(vi)    is otherwise qualified to act as a required flight crew member for the Aircraft.

4.5    Revenue Sharing with Respect to Commercial Operations.

In consideration for making the Aircraft available for Commercial Operations pursuant to the terms of this Article IV the Manager shall pay Rent to the Owner in the following amounts:

(a)    Third Party Charters. An amount equal to the Third Party Charter Lease Rate, as defined on Exhibit A, for each Flight Hour (which shall consist of the time between engine start and engine stop rounded to the nearest tenth of an hour) the Aircraft is operated by Manager for Commercial Operations other than Owner Charters.

(b)    Owner Charters. An amount equal to the Owner Charter Lease Rate, as defined on Exhibit A, for each Flight Hour the Aircraft is operated by Manager for Commercial Operations for the Owner (each such operation an “Owner Charter”. For the avoidance of doubt,

Owner Initials: ___        Manager Initials: _____

the minimum rate charged for any Owner Charter shall be no less than the Owner Charter Rate set forth on Exhibit C.

(c)    Calculation of Cost. All calculations of Costs shall be pro-rata based upon hourly available usage of the Aircraft. For example, a pilot’s monthly salary shall be divided by the total number of flight hours available to be flown by said pilot, and then allocated as a Cost on a per hour basis.

4.6    Training. In accordance with Brim FAA approved training programs.

4.7    [Reserved.]

4.8    Geographical Limitations. Manager may not conduct any flight outside the United States, Canada and the Caribbean, without the prior written permission of Owner and evidence of insurance coverage for that flight in a form and content satisfactory to Owner in its sole discretion.
(a)    THE MANAGER AGREES NOT TO OPERATE OR LOCATE THE AIRCRAFT, OR ALLOW THE AIRCRAFT TO BE OPERATED OR LOCATED, IN OR OVER ANY AREA OF HOSTILITIES, ANY GEOGRAPHIC AREA WHICH IS NOT COVERED BY THE INSURANCE POLICIES REQUIRED BY THIS AGREEMENT, OR ANY COUNTRY OR JURISDICTION FOR WHICH EXPORTS OR TRANSACTIONS ARE SUBJECT TO SPECIFIC RESTRICTIONS UNDER ANY UNITED STATES EXPORT OR OTHER LAW OR UNITED NATIONS SECURITY COUNCIL DIRECTIVE, INCLUDING, WITHOUT LIMITATION, THE TRADING WITH THE ENEMY ACT, 50 U.S.C. APP. SECTIONS 1701 ET SEQ., AND THE EXPORT ADMINISTRATION ACT, 50 U.S.C. APP. SECTIONS 2401 ET SEQ. OR TO OTHERWISE VIOLATE, OR PERMIT THE VIOLATION OF, SUCH LAWS OR DIRECTIVES. MANAGER ALSO AGREES TO PROHIBIT ANY NATIONAL OF SUCH RESTRICTED NATIONS FROM OPERATING THE AIRCRAFT.
4.9    Compliance with Laws and Regulations. The Parties shall comply with all federal, state and local laws and executive orders and regulations issued pursuant thereto, including, without limitation, and to the extent applicable to this Agreement, all FARs, and any applicable regulations or laws of any other country or aviation authority having jurisdiction over the Aircraft or any operation of the Aircraft hereunder.
4.10    Hazardous Materials. At all times during this lease, Manager shall maintain such permits necessary to carry any hazardous materials it may from time to time carry.
4.11    Damage by Charter Customer. In the event that a customer generated by Manager damages the Aircraft, or any portion thereof, through its negligence or willful misconduct during a flight, Manager shall advise Owner of such damage, and Manager shall make good faith commercially reasonable efforts to collect from such customer the costs and expenses to repair such damage and upon collection of same will reimburse Owner for the documented costs necessary to repair such damage. In no event shall Manager or a customer generated by Manager be liable for normal wear and tear consistent with the anticipated use of the Aircraft.

Owner Initials: ___        Manager Initials: _____

ARTICLE V
INSURANCE

5.1    Aircraft Insurance Coverage. During the Term, Manager shall arrange for and procure, at Manager’s expense, insurance coverage, including without limitation the special provisions set forth below, under separate aviation insurance policies relating to the Aircraft ("Manager's Policies").

(a)    All risk physical damage (hull) insurance, including war, hijacking and allied perils coverage, with respect to the Aircraft, insuring against any loss, theft or damage to the Aircraft, and extended coverage with respect to any engines or parts while removed from the Aircraft, in an amount not less than the Agreed Value defined on Exhibit A for each Aircraft, with a deductible not more than two and one-half percent (2.5%) of the Agreed Value. Such insurance shall provide that all losses shall be adjusted solely with Owner and be payable to Owner as the sole loss payee.

(b)    Aircraft liability insurance, including war, hijacking and allied perils coverage, with respect to the Aircraft, insuring against liability for bodily injury to or death of persons, including passengers, and damage to or loss of property, in an amount not less than the minimum amount required by any governmental organization having jurisdiction over the territory where the aircraft is being operated and in no event less than $25,000,000 combined limit per occurrence (except with respect to war risks, hijacking and allied perils coverage, which shall be subject to a policy sub-limit in an amount not less than the minimum amount required by any governmental organization having jurisdiction over the territory where the aircraft is being operated and in no event less than $25,000,000 combined limit per occurrence and in the annual aggregate for bodily injury to or death of, and property damage to, third parties).

(c)    All coverages required by this Section 5.1 shall include the following provisions:

(i)    such insurance shall be primary without any right of contribution from any other insurance available to Manager or Owner;

(ii)    such insurance shall contain a standard clause as to cross liability or severability of interests among insured parties providing that the insurance shall operate in all respects as if a separate policy had been issued covering each party insured except for limits of liability;

(iii)    such insurance shall cover the operation of the Aircraft;

(iv)    such insurance shall name Owner as the Named Insured and shall name Manager, its affiliates, successors and assigns and their respective officers, directors, members, managers, employees, agents and representatives (the "Manager Additional Insureds") as additional insureds;

Owner Initials: ___        Manager Initials: _____

(v)    the geographic limits of such insurance shall be worldwide, except that in the case of war, hijacking and allied perils coverage, the coverage territory shall be subject to such excluded territories as is usual in the aviation insurance industry;

(vi)    such insurance shall provide that not less than 30 calendar days’ advance written notice (except 10 days’ written notice for non-payment of premium and such shorter period as is customarily available under the war, hijacking and allied perils insurance) shall be given to Manager and Owner of cancellation by any party or adverse material change or reduction in the limits of coverage applicable to Manager or Owner under the policies;

(vii)    such insurance shall contain an invalidation of interest/breach of warranty clause in favor of Owner providing that the coverage afforded to Owner will not be voided or invalidated by any act or neglect of any of the Manager Additional Insureds or any other insured party, for the avoidance of doubt the invalidation of interest/breach of warranty clause required by this provision shall apply to coverages required by Section 5.1(a) and 5.1(b) (subject to underwriter approval);

(viii)    such insurance shall contain an invalidation of interest/breach of warranty clause in favor of Manager Additional Insureds, providing that the coverage afforded to such parties will not be voided or invalidated by any act or neglect of Owner or any other insured party (subject to underwriter approval);

(ix) such insurance shall contain a waiver of subrogation in favor of both Owner and Manager; and

(x) such insurance will be issued by an insurer of recognized reputation and responsibility which is satisfactory in the reasonable discretion of the Owner.

(d)    Manager shall provide to Owner prior to the first operation of the Aircraft under Manager's Policies an insurance certificate reflecting the coverage required by the Agreement and thereafter, when it becomes available, a copy of the policy showing the applicable coverages. Manager shall provide Owner an insurance certificate upon renewal annually.

5.2    Additional Manager's Insurance Obligations. During the Term, Manager will maintain in full force and effect, at its own expense:

(a)    Workers' Compensation Coverage that provides applicable statutory benefits and Employer Liability Coverage in an amount of not less than $500,000, or such higher amount required by any applicable law, covering all employees of Manager;

(b)    Premises General Liability insurance, including hangarkeeper's liability coverage and including premises liability coverage, in the amount of $25,000,000 per occurrence,

Owner Initials: ___        Manager Initials: _____

and products and completed operations coverage in the amount of $10,000,000 per occurrence and in the aggregate; and

(c)    Fire and extended coverage insurance on Manager's and Owner’s personal property, trade fixtures and equipment located in or on the Flight Operations Office, in an amount equal to the full replacement value thereof.

5.3    Owner’s Insurance Obligations. During the Term, Owner will maintain in full force and effect, at its own expense:

(a)    Fire and extended coverage insurance on Owner’s personal property, trade fixtures and equipment located in or on the Base of Operations, in an amount equal to the full replacement value thereof.

5.4    Insurance Validity. In the event that any insurance on the Aircraft which is required by this Article V is invalidated for any reason, the Aircraft shall not be operated until such time as all such insurance is again valid and in full force and effect.

ARTICLE VI
INDEPENDENT CONTRACTOR

6.1    Independent Contractor. Manager shall be deemed to be an independent contractor with respect to Owner. Manager shall be free to devote to its other business such portion of its entire time, energy, efforts and skill, as it sees fit. Manager shall have no mandatory duties, except those which are specifically set out in this Agreement. Nothing contained in this Agreement shall be regarded as creating any relationship (employer/employee, joint venture, partnership) between the Parties other than as specifically set forth herein.

6.2    No Agent Status. Except as specifically set forth in Section 2.3(c), Manager shall never at any time during the Term become the agent of Owner, and Owner shall not be responsible for the acts or omissions of Manager or its agents except as set forth herein.

6.3    No Employee Status. No employee of Manager will, at any time, represent himself or herself to be an employee of Owner and no employee of Owner will, at any time, represent himself or herself to be an employee of Manager.

Owner Initials: ___        Manager Initials: _____

ARTICLE VII
ALTERATIONS

7.1    Alterations. Manager shall not have the right to alter, modify or make any additions or improvements to the Aircraft, other than those necessary to obtain and maintain FAA certification, to maintain the Aircraft in accordance with the terms hereof or to ensure that the Aircraft conforms to Manager's Manual, without prior written permission from Owner. All such alterations, modifications, additions and improvements as are so made shall be at the cost of the Owner and shall become the property of Owner and shall be subject to the terms of this Agreement.

ARTICLE VIII
TITLE

8.1    Title. Owner hereby represents and warrants that it is the registered owner of the Aircraft and has full right, power and authority and has secured all necessary consents to enter into this Agreement with Manager. It is expressly agreed and acknowledged that this Agreement is a lease and management contract, and that Manager acquires no ownership, title, property rights or interests in or to the Aircraft except those that are specifically set forth in this Agreement.

ARTICLE IX
RISK OF LOSS OR DAMAGE TO AIRCRAFT

9.1    Risk of Loss or Damage to Aircraft. Risk of loss or damage to the Aircraft shall at all times be borne by Manager. If, during the Term, the Aircraft is destroyed, lost or damaged beyond repair, this Agreement shall terminate immediately, unless otherwise agreed to by both Parties.

ARTICLE X
INDEMNIFICATION

10.1    Indemnification. Each Party to this Agreement hereby indemnifies and holds harmless the other Party and its respective officers, directors, managers, partners, employees, shareholders, members and affiliates from and against any claim, damage, loss or reasonable expense, including, without limitation, reasonable attorneys' fees, resulting from bodily injury or property damage to third parties caused by an occurrence and arising out of the ownership, maintenance or use of the Aircraft that results from the negligence or willful misconduct of such indemnifying Party (an "Indemnified Loss"); provided, however, that neither Party to this Agreement will be liable for any Indemnified Loss:

(a)    to the extent that such loss is covered by the insurance policies described in Article V above (the "Policies"), or in the event the other Party fails to maintain the insurance coverages it is required to maintain pursuant to said Article V, such loss would have been covered under the required coverages had they been in effect;

Owner Initials: ___        Manager Initials: _____

(b)    with respect to a loss covered by the Policies, to the extent that the amount of such loss exceeds the policy limits required by Article V above;

(c)    with respect to a loss consisting of expenses incurred in connection with a loss covered in whole or in part by the Policies, to the extent that such expenses are not fully covered by the Policies; or

(d)    to the extent of the comparative negligence or willful misconduct of the indemnified Party or its officers, directors, managers, partners, employees, shareholders, members and affiliates.

10.2    Indemnification by Manager. Manager will indemnify Owner for direct physical damage to the Aircraft proven to have been caused by Manager's gross negligence or willful misconduct ("Gross Negligence/Willful Misconduct Aircraft Damage"); provided, however, that Manager will not indemnify Owner for any Gross Negligence/Willful Misconduct Aircraft Damage:

(a)    to the extent that coverage for such damage is provided by Manager's Policies required to be maintained by Manager by Article V above; or

(b)    with respect to such damage for which coverage is provided by Manager's Policies, to the extent that the amount of such damage exceeds the agreed insured value specified in Article V above.

If any Gross Negligence/Willful Misconduct Aircraft Damage is not covered by Manager's Policies solely because it is less than an applicable deductible amount set forth in Article V above, Manager will indemnify Owner for the amount of any such damage up to the amount of such deductible.

10.3    LIMITATION OF LIABILITY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED, (B) ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY UNDER SECTION 10.1 (AND IN THE CASE OF OWNER, ITS RIGHTS TO INDEMNIFICATION UNDER SECTION 10.2) (AND IN THE CASE OF MANAGER, ITS RIGHTS TO INDEMNIFICATION UNDER SECTIONS 2.3, 2.8 AND 10.4), AND (C) ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A MATERIAL BREACH OF THE OTHER PARTY'S OBLIGATIONS UNDER THIS AGREEMENT ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. OWNER WAIVES ALL RIGHTS OF RECOVERY AGAINST MANAGER AND MANAGER ADDITIONAL INSUREDS FOR ANY LOSS OR DAMAGE TO THE AIRCRAFT, EXCEPT AS SET FORTH IN SECTIONS 10.1 and 10.2 ABOVE. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.1, THIS SECTION 10.3 AND SECTION 10.4 BELOW, EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR, OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR, ANY INDIRECT, SPECIAL, INCIDENTAL,

Owner Initials: ___        Manager Initials: _____

CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

10.4    Failure of Insurance Policies. When any of the policies to be maintained by Manager pursuant to Section 5.3 above are utilized, any indemnification provided by Manager to Owner, any waiver of any claim and any agreements to be liable for damages set forth in this Article X shall not apply to the extent that such policies have failed to provide the insurance coverage required by Section 5.3, except in the event such failure arises from or is related to any action or inaction on the part of Owner. Furthermore, Manager agrees to indemnify Owner for any Indemnified Loss resulting from the failure of such policies to comply with the requirements of Section 5.3 above, except in the event such failure arises from or is related to any action or inaction on the part of Owner.

10.5    Survival. The provisions of this Article X will survive the termination or expiration of this Agreement.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1    Entire Agreement. This Agreement constitutes the entire understanding between the Parties as of the Effective Date and supersedes all prior agreements between the Parties which concern the Aircraft. Any change, modification or amendment to this Agreement must be in writing signed by both Parties and must specifically state that it is intended to change, modify or amend this Agreement.

11.2    Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be effective for all purposes if hand delivered to the Party designated below or if sent by (a) certified or registered United States mail, postage prepaid; (b) by expedited delivery service, either commercial or United States Postal Service, with proof of delivery; or (c) by facsimile (provided that such facsimile is confirmed by expedited delivery service or by mail in the manner previously described), addressed as follows:

If to Manager:             Brim Equipment Leasing, Inc.
Attention: Julie Brim, President
Physical Address: 455 Dead Indian Memorial Rd, Ashland, OR 97520
Mailing Address: PO Box 3009, Ashland, OR 97520
email: Julie@brimaviation.com

with a copy to Wexford Capital LP –
411 West Putman Ave.
Greenwich, CT 06830
Attn: Legal

Owner Initials: ___        Manager Initials: _____

email: legal@wexford.com

If to Owner:                Cobra Aviation Services LLC
Mark Layton
Chief Financial Officer
14201 Caliber Drive, Suite 300
Oklahoma City, OK 73134
Phone: 405.563-9961
mlayton@mammothenergy.com

With a copy to:            McAfee & Taft A Professional Corporation
Scott D. McCreary / John R. Chubbuck
10th Floor, Two Leadership Square
211 N Robinson
Oklahoma City OK 73102-7103
Phone: 405.235.9621
Scott.mccreary@mcafeetaft.com
john.chubbuck@mcafeetaft.com

or to such other address and person as shall be designated from time to time by Manager or Owner, as the case may be, in a written notice to the other in the manner provided for in this Section 11.2. The notice shall be deemed to have been given at the time of delivery if hand delivered, or on the next business day after transmission if sent by confirmed facsimile, or in the case of registered or certified mail, on the third business day after deposit in the United States mail, or if by expedited delivery, upon the first attempted delivery on a business day. A Party receiving notice which does not comply with the technical requirements for notice under this Section 11.2 may elect to waive any deficiencies and treat the notice as having been properly given.

11.3    Compliance with Laws. Manager and Owner shall comply with all federal, state and local laws and executive orders and regulations issued pursuant thereto, including, without limitation, and to the extent applicable to this Agreement, all FARs, to the extent of their obligations under this Agreement.

11.4    Rights and Remedies. Manager and Owner’s rights and remedies with respect to any of the terms and conditions of this Agreement shall be cumulative and non-exclusive and shall be in addition to all other rights and remedies which either Party possesses at law or in equity except as otherwise provided in this Agreement.

11.5    Invalidity. In the event that any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable or illegal, such invalidity, unenforceability and illegality shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, unenforceable or illegal provision had never been contained herein.

Owner Initials: ___        Manager Initials: _____

11.6    Force Majeure. Each Party shall be relieved of its obligations hereunder (other than payment obligations) in the event and to the extent that the Party's performance is delayed or prevented by any cause reasonably beyond such Party's control, including, without limitation, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or order of any governmental authority.

11.7    Waiver. No delay or omission in the exercise or enforcement of any right or remedy hereunder by either Party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative and not mutually exclusive.

11.8    Assignment. Neither this Agreement nor any Party's interest herein shall be assignable to any other Party without the prior written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, representatives and successors.

11.9    Confidentiality. Manager and Owner shall not disclose to any third party (other than their respective employees, advisors and affiliates) in any manner information regarding the terms of this Agreement without the non-disclosing Party's prior written consent; provided, however, that neither Party shall be prohibited from making any disclosures to the FAA in connection with the certification process contemplated in Section 4.1 above or to the extent required by law.

11.10    Review of Records. Each Party shall permit the other, upon reasonable request, to review its accounting and other cost records relating to the Aircraft so the other Party can conduct an audit of such records as that other Party reasonably deems necessary.

11.11    Exhibits. Exhibits referred to herein are attached hereto and incorporated herein for all purposes.

ARTICLE XII
APPLICABLE LAW

12.1    Governing Law, Jurisdiction and Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE COURTS OF THE STATE OF DELAWARE OR, IF SUCH COURTS LACK SUBJECT MATTER JURISDICTION, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT IN ACCORDANCE WITH SECTION 11.2 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT,

Owner Initials: ___        Manager Initials: _____

ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. FINALLY, DUE TO THE COMMERCIAL NATURE OF THIS AGREEMENT AND THE COMPLEX AVIATION REGULATORY SCHEME, OWNER AND MANAGER EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL FOR ANY DISPUTES ARISING FROM THIS AGREEMENT.

[Signatures on Next Page]

Owner Initials: ___        Manager Initials: _____

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Manager:                        Owner:

Brim Equipment Leasing, Inc.            Cobra Aviation Services LLC

By: /s/ Julie Brim                    By: /s/ Mark Layton
Name: Julie Brim                    Name: Mark Layton
Title: President                    Title: Chief Financial Officer

EXHIBIT A

AIRCRAFT LISTING

One (1) McDonnell Douglas Helicopter model 600N aircraft bearing manufacturer’s serial number RN067 and United States Registration Number N745MB, together with one (1) Rolls-Royce Corporation model 250-C47M aircraft engines bearing manufacturer’s serial number CAE-847874 (collectively the “N745MB Aircraft”)

Required Hull Insurance Amount

N745MB: $1,100,000

Charter Lease Rates

Third Party Charter Lease Rate:	An Amount equal to the cost of Owner’s working capital plus 10% / Flight Hour.

Owner Charter Lease Rate:        $1 / Flight Hour

EXHIBIT B

GROUND SUPPORT EQUIPMENT

[NONE]

EXHIBIT C

OWNER CHARTER RATE

Owner Charter Rate: Manager’s hourly Costs of operating the Owner Charter plus 10% of such Costs.